Exhibit 99.1

Sino Agro Food Reports that

Tri-Way Industries Closes Credit Facility

Backs Expansion of Tri-Way’s Trading Business

August 27, 2019

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a company focused on high protein food including seafood and cattle (“SIAF”), reports that its equity investee, Tri-Way Industries Ltd. closed agreements in late July with Incomlend Pte. Ltd. (a Singapore based Insurance Company) and Stenn (a UK based Insurance company) on two USD 5.0 M trade invoice financing facilities (“TIFF”) to allow lines of credit extended to the buyers and/or sellers for the import, export and distribution business of SIAF’s equity investee, Tri-Way Industries Ltd.

Full Release

The full news release was posted to Tri-Way’s web site: http://www.tri-way.hk/news-release.

CEO Commentary

Sino Agro Food Inc. is a major shareholder in Tri-Way. SIAF’s Chairman and CEO Solomon Lee commented on the financings: “We take this opportunity to congratulate Tri-Way on achieving this major step toward scaling its distributorship to a much larger business to support and supplement its primary producing fishery operations. When Tri-Way recognizes sufficient incremental profits, it will coordinate with SIAF to service its debt repayments to SIAF.

“These TIFF arrangements validate the on-going perseverance in pursuing financing for various businesses from a wide multitude of debt, equity, and partnering sources. I am very pleased Tri-Way has brought this financing initiative to fruition.

“It is important for shareholders to realize that the process of procuring loans in China for a company of SIAF’s size, or Tri-Way’s size, mirrors the tiered approach of the IAD business. That is, it is generally a multi quarter timetable to achieve aims, with intermediary contingencies or successful proof of execution required -- or multi-year timetable for very large loans relative to company size.

“It takes a lot of work, but as we see with this announcement, work that is rewarded.”

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Nordic Countries

+46 (0) 760 495 885